Exhibit 10.5

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

OF ESB FINANCIAL CORPORATION AND ESB BANK

This Amendment No. 1 to the Amended and Restated Supplemental Executive Retirement Plan (the “SERP”) of ESB Financial Corporation (the “Company”) and ESB Bank (the “Bank”) is dated and effective as of the 29th day of October 2014. The SERP was originally effective as of February 22, 2001 and was last amended and restated effective as of November 20, 2007. Capitalized terms which are not defined herein shall have the same meaning as set forth in the SERP.

WHEREAS, the Company has adopted the SERP to provide supplemental retirement and death benefits for certain key employees (the “Participants”);

WHEREAS, the Company and the Bank are entering into an Agreement and Plan of Merger with Wesbanco, Inc. (“Wesbanco”) and Wesbanco Bank, Inc., which provides for the merger of the Company with and into Wesbanco (the “Merger”);

WHEREAS, Section 5.5 of the SERP, entitled Change in Control Benefit, provides for the benefits under the SERP to commence on the first day of the month following the date of a Change in Control, as defined in the SERP;

WHEREAS, absent a Change in Control, the SERP benefits in the event of a separation from service would commence on the later of (1) the first day of the month following the lapse of six months following the date of the separation from service, or (2) the January 1st immediately following the separation from service;

WHEREAS, each of the current participants in the SERP are vested in their respective early retirement benefit under the SERP and, upon a separation from service for any reason, would be entitled to commence receiving their SERP benefit on the later of the dates described above;

WHEREAS, the Merger will constitute a Change in Control for purposes of the SERP;

WHEREAS, the Company and the Bank desire to amend the SERP so that the benefits payable following completion of the Merger pursuant to Section 5.5 of the SERP do not commence substantially sooner than they would as a result of a separation from service at such time;

WHEREAS, the Bank will pay special one-time bonuses to certain Participants in 2014 in connection with the Merger, and the Company and the Bank desire to amend the SERP to exclude such bonuses from the definition of Compensation in Section 2.6 of the SERP; and

WHEREAS, pursuant to the provisions of Section 9.1 of the SERP, the Board may amend the SERP at any time.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth, and such other consideration the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment to Section 2.6. The first sentence of Section 2.6 of the SERP is hereby amended and restated to read in its entirety as follows:

““Compensation” means the salary paid to or accrued for a Participant during the calendar year, before reduction for amounts deferred under any other salary reduction program, plus cash bonuses paid to or accrued for a Participant during the calendar year, except that cash bonuses which are identified by the Board as special, one-time bonuses paid in 2014 shall be excluded.”

2. Amendment to Section 5.5. Section 5.5 of the SERP is hereby amended and restated to read in its entirety as follows:

“5.5 Change in Control Benefit. Upon the occurrence of a Change in Control, the Employer shall pay to each Participant an annual Supplemental Retirement Benefit equal to the Adjusted Retirement Percentage multiplied by each Participant’s respective Final Average Compensation. The annual Supplemental Retirement Benefit shall be paid for ten (10) years commencing on (a) the first day of the month following the date of the Change in Control or (b) if the Change in Control consists of the merger (the “Merger”) of the Company with and into Wesbanco, Inc. (“Wesbanco”) pursuant to an Agreement and Plan of Merger by and among the Company, the Bank, Wesbanco and Wesbanco Bank, Inc., the December 31st immediately following consummation of the Merger, unless a Participant elects a different form of payment pursuant to Section 5.7 below.”

2. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the other terms, conditions, obligations, covenants or agreements contained in the SERP, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, the Company and Bank have caused this Amendment to be executed effective as of the day and year first written above.

ESB FINANCIAL CORPORATION

Attest:

/s/ Frank D. Martz	By:	/s/ William B. Salsgiver
Frank D. Martz, Secretary		William B. Salsgiver, Chairman

ESB BANK

Attest:

/s/ Frank D. Martz	By:	/s/ William B. Salsgiver
Frank D. Martz, Secretary		William B. Salsgiver, Chairman

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